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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of JPMorgan Balanced Fund, JPMorgan Core Equity Fund, JPMorgan Equity Growth Fund, JPMorgan Equity Income Fund and JPMorgan Mid Cap Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
April 30, 2002